Exhibit 99.1
SWIFT TRANSPORTATION REPORTS STRONG EARNINGS GROWTH IN
THIRD QUARTER
•	GAAP Net Earnings Of $33.5 Million Or $0.44 Per Share, Up From $12.6 Million Or $0.17 Per Share In 2005 Third Quarter

•	Adjusted Net Earnings Per Share Of $0.52, Up From $0.33 Per Share In 2005 Third Quarter*

•	Operating Ratio Improves 410 Basis Points Over Third Quarter 2005
(* Third quarter 2006 and 2005 earnings adjusted for one-time charges as detailed below.)
Phoenix, AZ — October 25, 2006 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) today reported its results for the three months and nine months ended September 30, 2006.
Net earnings were $33.5 million or 44 cents per share for the third quarter of 2006, compared to $12.6 million or 17 cents per share for the third quarter of 2005. Operating revenue for the third quarter of 2006 increased 0.3% to $815.0 million compared with $812.9 million for the corresponding quarter of 2005. Excluding fuel surcharge revenue, net revenue decreased 3.3% for the third quarter of 2006 to $681.9 million from $704.9 million for the third quarter of 2005.
The decrease in revenue excluding fuel surcharge was primarily due to the reduction in average operating tractors by approximately 800 units from the third quarter of 2005 to the third quarter of 2006. The impact of this reduction on operating revenue was partially offset by an increase in revenue per loaded mile. Revenue per loaded mile increased 3.5% to $1.6353 in the third quarter of 2006 from $1.5797 in the third quarter of 2005. The Company’s operating ratio improved 410 basis points to 92.4% for the third quarter of 2006 compared with 96.5% for the third quarter of 2005.
Third quarter 2006 results include a $7.8 million pre-tax impairment charge for the deterioration in market value of the Company’s translucent trailers previously designated as assets held for sale. The Company is actively marketing these trailers and plans to sell them over the next twelve months. In addition, the Company recorded a pre-tax impairment of $1.4 million related to real property and equipment in Mexico. The results for the third quarters of 2006 and 2005 include a $501,000 pre-tax expense and $1.3 million pre-tax benefit, respectively, for the change in market value of interest rate derivative agreements. The results for third quarter 2005 include a $12.4 million pre-tax expense to accelerate the vesting period of 7.3 million stock options and a $7.7 million pre-tax expense to reduce the carrying value of certain trailers and real estate to the estimated fair value less cost to sell. These charges result in adjusted net earnings in the third quarter of 2006 of $39.4 million or 52 cents per share, up from $24.1 million or 33 cents per share, in the third quarter of 2005 (see following Net Earnings reconciliation table).
Third quarter 2006 results include the continued impact of the Company’s workers’ compensation claims initiatives that have resulted in the reduction in the number of claims and their subsequent development. Based on an independent actuarial analysis, the Company recorded a benefit of $9.9 million in the quarter related to the development of prior years’ claims. The Company expects to have continuing benefits from its improved workers compensation claims administration process. However, it does not expect to experience the level of benefit recognized in the first, second, and third quarters of 2006.
Robert W. Cunningham, Chief Executive Officer and President commented, “Despite a much softer freight environment, Swift continued to benefit from operational improvements and cost control, and our adjusted operating ratio has improved 300 basis points year to date over the comparable 2005 period. We have also continued to reduce debt, paying down $55.0 million in the third quarter and have further strengthened our balance sheet.”
Cunningham continued: “As always, we remain acutely focused on maintaining superior service for our customers and continue to receive awards from our customers such as Wal-Mart, FedEx and Lowe’s. We have also started to see improvements in the driver market and recently implemented increases and other changes to our driver pay structure that we believe will help with both recruiting and retention.” Cunningham noted that on September 12, 2006, Swift awarded $1.0 million to one of its drivers and awarded nine other drivers $10,000 each as part of the Company’s Thanks A Million campaign to recognize drivers and promote safety.
Net earnings for the nine months ended September 30, 2006 were $116.5 million or $1.54 per share, compared to $61.9 million or 84 cents per share, for the same period in 2005. For the nine months ended September 30, 2006, the Company’s operating revenue increased 1.6% to $2.39 billion compared to $2.35 billion for the same period in 2005. Net revenue excluding fuel surcharge revenue was $2.03 billion or 2.8% lower than the corresponding nine month period in 2005.
The reduction in net revenue excluding fuel surcharge was caused primarily by the decrease in average operating tractors by approximately 1,200 units for the nine months ended September 30, 2006, as compared to the nine months ended September 30, 2005. The impact of this reduction on operating revenue was partially offset by a 3.9% increase in revenue per loaded mile. For the nine months ended September 30, 2006, revenue per loaded mile was $1.6247 compared to $1.5640 for the nine months ended September 30, 2005. For the nine months ended September 30, 2006, the Company achieved a 91.3% operating ratio compared to 95.1% for the same period of 2005. The Company’s net earnings per share net of the adjustments noted on the Net Earnings Reconciliation Table attached, would have been $1.52 per share and 95 cents per share for the first nine months of 2006 and 2005, respectively, an improvement of 60% year-over-year.
The Company’s balance sheet remains strong. Since December 31, 2005 the Company has paid down $165.8 million in debt and debt to total capital has declined to 30.8%. For the first nine months of 2006, cash flow from operations and free cash flow are $299.8 million and $156.5 million, respectively.
Swift will hold a live conference call with a slide presentation to discuss these results at 10:00 a.m. Eastern time on Thursday, October 26, 2006. Individuals with questions in the U.S. and Canada may dial in at (866) 413-2055. International callers with questions may dial in at (706) 758-4456. The Conference ID is 7723045. For others, the conference call will broadcast live on the Internet at http://www.earnings.com/. The slide presentation may be accessed through the Company’s website, http://www.swifttrans.com/, on the Investor Relations tab under the Financial Reports and Presentation link. Replays will be available on these websites for two weeks.
Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.
Forward-looking statement disclosure:
This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates, “plans,” “projects,” “expects,” “intends” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements include, but are not limited to, statements concerning our plans to sell translucent trailers within twelve months, our expectations regarding future benefits from our workers’ compensation claims management process, and our belief that we will see improvement in driver recruiting and retention. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
As to Swift’s business and financial performance, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: prevailing market conditions relating to our determination of the fair value of assets held for sale and related impairment charges; adverse developments in our relationship with IEL and, by extension, owner-operators whose tractors are financed by IEL; the impact of our new owner-operator fuel surcharge reimbursement program and recent changes in our driver pay structure on operating results; excess capacity in the trucking industry; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers or changes in our customers’ transportation purchasing patterns; seasonal factors such as harsh weather conditions that increase operating costs; continuing difficulties in driver recruitment or retention issues involving Company drivers and/or owner-operators; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; an adverse determination by the FMSCA with respect to Swift’s safety rating and any resulting loss of customers or potential customers or a material increase in insurance costs; an unanticipated increase in the number or dollar amount of claims for which Swift is self insured; fluctuations in workers’ compensation claims, which have benefited recent operating results due to improved claims management, but are not expected to continue at such levels in future periods; competition from trucking, rail and intermodal competitors; our ability to sell assets held for sale at or above their net book value; the potential impact of current litigation, regulatory issues, or other government actions; a possible adverse impact on the trading price of the Company’s common stock as a result of the adoption of the Stockholders Protection Agreement; and a significant reduction in or termination of Swift’s trucking services by a key customer.
A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Reports on Form 10-K and Form 10-Q of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Furthermore, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.
Condensed, consolidated statements of earnings for the three and nine months ended September 30, 2006 and 2005 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three months ended				Nine months ended
	September 30,				September 30,
	2006		2005		2006		2005
Operating revenue	$815,046	100.0%	$812,934	100.0%	$2,391,185	100.0%	$2,353,807	100.0%
Operating expenses:
Salaries, wages and benefits	216,103	26.5%	265,505	32.7%	668,962	28.0%	765,172	32.5%
Operating supplies and expenses	72,378	8.9%	77,300	9.5%	199,386	8.3%	215,635	9.2%
Fuel	169,069	20.7%	162,782	20.0%	482,937	20.2%	444,232	18.9%
Purchased transportation	153,705	18.9%	152,841	18.8%	440,144	18.4%	427,355	18.1%
Rental expense	13,020	1.6%	12,949	1.6%	36,627	1.5%	45,266	1.9%
Insurance and claims	41,243	5.0%	32,355	4.0%	115,344	4.8%	112,369	4.8%
Depreciation, amortization and impairment	65,810	8.1%	57,589	7.1%	174,153	7.3%	154,623	6.6%
(Gain) loss on equipment disposal	(60)	0.0%	(702)	-0.1%	(728)	0.0%	(1,513)	-0.1%
Communication and utilities	7,379	0.9%	6,890	0.8%	21,710	0.9%	22,570	1.0%
Operating taxes and licenses	14,474	1.8%	17,338	2.1%	44,050	1.9%	51,957	2.2%

Total operating expenses	753,121	92.4%	784,847	96.5%	2,182,585	91.3%	2,237,666	95.1%

Operating income	61,925	7.6%	28,087	3.5%	208,600	8.7%	116,141	4.9%
Interest expense	7,272	0.9%	6,419	0.8%	20,233	0.8%	19,291	0.8%
Interest income	(622)	-0.1%	(576)	0.0%	(1,430)	-0.1%	(1,324)	-0.1%
Other (income) expenses	(240)	0.0%	1,534	0.2%	(702)	0.0%	(3,241)	-0.1%

Earnings before income taxes	55,515	6.8%	20,710	2.5%	190,499	8.0%	101,415	4.3%
Income taxes	22,008	2.7%	8,078	1.0%	73,979	3.1%	39,555	1.7%

Net earnings	$33,507	4.1%	$12,632	1.5%	$116,520	4.9%	$61,860	2.6%

Diluted earnings per share	$0.44		$0.17		$1.54		$0.84

Shares used in per share calculations	75,892		73,843		75,810		73,838

Contact: Glynis Bryan, CFO of
Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries
Net Earnings Reconciliation Table (a)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net earnings	$33,507	$12,632	$116,520	$61,860
Adjustment to market value of interest derivative agreements	501	(1,340)	(910)	(2,648)
Impairment of Mexico real property and equipment	1,391	—	1,391	—
Impairment of translucent trailers	7,848	—	7,848	—
Change in discretionary match	—	—	(4,802)	—
Litigation settlement	—	—	(5,150)	—
Impairment of property	—	7,697	—	7,697
Acceleration of stock options	—	12,397	—	12,397
Real estate sales	—	—	—	(4,351)

	43,247	31,386	114,897	74,955
Income tax effect	(3,861)	(7,314)	630	(5,107)

Adjusted net earnings	$39,386	$24,072	$115,527	$69,848

Shares used in per share calculations	75,892	73,843	75,810	73,838

Adjusted earnings per share	$0.52	$0.33	$1.52	$0.95

(a) Management believes the presentation of earnings without the impact of the adjustments noted above is useful in comparing the results from period to period due to the historical volatility of the interest rate derivative agreements and the infrequent nature of the impairment of assets, change in the discretionary match, litigation settlement, acceleration of stock options and real estate sales. Adjusted net earnings should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Swift Transportation Co., Inc. and Subsidiaries
Operating Ratio Reconciliation Table
(in thousands)

	Nine Months Ended
	September 30,
	2006	2005
Operating revenue	$2,391,185	$2,353,807

Operating expense	2,182,585	2,237,666
Adjusted for:
Impairment of Mexico real property and equipment	(1,391)	—
Impairment of translucent trailers	(7,848)	—
Change in discretionary match	4,802	—
Litigation settlement	5,150	—
Impairment of trailers	—	(6,377)
Acceleration of stock options	—	(12,397)

Adjusted operating expense	2,183,298	2,218,892

Adjusted operating ratio	91.3%	94.3%

Swift Transportation Co., Inc. and Subsidiaries
Free Cash Flow Reconciliation Table
(in thousands)

Net cash provided by operating activities	$299,839
Less:
Capital expenditures (net of disposal proceeds)	(143,293)

Free cash flow	$156,546

Swift Transportation Co., Inc. and Subsidiaries
Operating Statistics
(Excluding Fuel Surcharge)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Total Miles*	446,175	489,190	1,359,889	1,483,949
Loaded Miles*	394,245	432,412	1,198,793	1,302,255
Loaded Miles per Trip	526.2	531.9	530.7	535.6
Trucking Revenue*	$644,711	$683,084	$1,947,653	$2,036,736
Revenue per Tractor per Week	$3,019	$3,051	$3,039	$2,964
Revenue per Loaded Mile	$1.6353	$1.5797	$1.6247	$1.5640
Average Linehaul Tractors	16,426	17,224	16,434	17,618
Deadhead Percentage	11.64%	11.61%	11.85%	12.24%
Period End Linehaul Tractor Count
Company	15,399	14,713	15,399	14,713
Owner Operator	3,023	3,673	3,023	3,673

Total	18,422	18,386	18,422	18,386

*	In Thousands
Swift Transportation Co., Inc. and Subsidiaries
Selected Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2006	2005
Cash	$32,606	$13,098
Total Assets	$2,197,824	$2,218,530
Debt, capital leases and securization	$445,000	$610,786
Total Liabilities	$1,196,628	$1,348,486
Equity	$1,001,196	$870,044

Swift Transportation Co., Inc. and Subsidiaries
Selected Cash Flow Statement Data
(in thousands)

	Nine months ended
	September 30,
	2006	2005
Net cash provided by operating activities	$299,839	$263,613

Capital expenditures (net of disposal proceeds)	$(143,293)	$(280,764)
Other investing activities	16,900	2,135

Net cash used in investing activities	$(126,393)	$(278,629)

Purchase of treasury stock	$(54,623)	$—
Other financing activities	(99,315)	(1,925)

Net cash used in financing activities	$(153,938)	$(1,925)